Exhibit 99.1

Calyxt Reports Second Quarter 2021 Financial Results

Appointed Michael A. Carr as President and Chief Executive Officer

Expanded Commercial Potential of Proprietary Hemp Breeding Platform with Multiple Innovations, including “Pollen-Proof” (Seedless) Hemp and Genome Transformation

Sold More than 75% of 2020 Grain Crop to Date to Archers Daniels Midland (ADM) Generating $27 Million in Total Cash Since Sales Commenced in Q3 2020

Net Cash Used by Operating Activities Improved by $11.6 Million Year-Over-Year

Management to Host Conference Call Today at 4:30 p.m. ET

Roseville, MN – August 5, 2021 – Calyxt, Inc. (NASDAQ: CLXT), a plant-based technology company, today announced financial results for its second quarter ended June 30, 2021.

“We made significant progress in the second quarter, notably appointing Michael A. Carr as President and Chief Executive Officer where he will lead us in our efforts to advance the evolution of our plant-based technology platform,” said Yves Ribeill, Ph.D., Executive Chair. “Our scientific and technical teams have made important advances across our hemp breeding technologies. In addition to successfully transforming the hemp genome, we also added triploid breeding technology, allowing for the development of “pollen-proof”, seedless hemp. This is a significant innovation and marks the second step in our comprehensive approach to improving the hemp species and expanding its commercial potential.”

“I’m excited to be joining the Calyxt team as we advance our mission to utilize plants to generate innovative, sustainable, and high-value products for customers and partners,” said Mr. Carr. “The highly skilled team has built an impressive and unique plant-based technology platform. Calyxt has significant value to unlock through the commercialization of our product portfolio, proprietary technologies, and know-how. I look forward to working closely with the team to advance our exciting platform and realize this potential.”

Key accomplishments in the second quarter of 2021 and through the date of this release include:

•
Appointed Michael A. Carr as its President, Chief Executive Officer, and member of its Board of Directors effective July 27, 2021. Mr. Carr brings more than 20 years of business, financial and operational leadership experience to Calyxt and will focus on advancing and monetizing Calyxt’s technologies. Most recently, he served as Vice President of M&A, Strategy, and Innovation at Darling Ingredients, Inc.

•
With the expansion of its hemp breeding platform, Calyxt is demonstrating industry leadership in modernizing the species. Calyxt has successfully transformed the genome and produced “pollen-proof” (seedless) hemp with its triploid breeding technology. Combined, Calyxt’s hemp advancements offer significant advantages in innovation, crop management, and harvest potential. More broadly, Calyxt can now deliver hemp products tailored for the benefit of both growers and consumers, who are increasingly looking for plant-based and sustainable foods, materials, cosmeceuticals, nutraceuticals, and more.
•
Completed the sale of more than 75% percent of the 2020 grain crop to date to ADM, with the remaining grain projected to be sold throughout 2021. This series of transactions, which began in the third quarter of 2020, has generated $27 million in total cash since sales commenced.
•
Net cash used by operating activities improved by $11.6 million from the same period a year ago driven primarily by an improvement in Calyxt's working capital investment associated with the change to the go-to-market strategy for its soybean product line and a lower net loss in the period driven by a reduction in operating expenses following that change in go-to-market strategy.
•
Promoted Sarah Reiter to the newly created role of Chief Business Officer, effective May 1, 2021. In this role Ms. Reiter is responsible for all of Calyxt’s commercial activities, including securing strategic partners for the development and commercialization of products. She is also responsible for corporate communications and product marketing.

Go-To-Market Strategies and Current Development Pipeline

Calyxt’s baseline go-to-market strategies include product development agreements, product license arrangements, and technology licensing agreements. Calyxt intends to move its current soybean product to a product license go-to-market strategy in 2022 and is currently in discussions with potential licensors.

Calyxt has seven publicly disclosed products in development that have a target commercial planting year, and for which it is actively seeking partners in all cases but alfalfa, where it has executed a commercialization agreement with S&W Seed Company (Nasdaq: SANW). A summary as of June 30, 2021, is as follows:

CROP	PRODUCT[1]	TARGET COMMERCIAL PLANTING YEAR
Alfalfa	Improved Digestibility	2022
Wheat	High Fiber	2023
Soybean	High Oleic, Low Linolenic (HOLL)	2023
Hemp	“Pollen-Proof” (Seedless)	2023
Hemp	Stability for Food, Oil & Fiber	2024
Oat	Winter	2026
Soybean	High Saturated Fat (Palm Alternative)	2026

1 The agronomic and functional quality of product candidates and the timing of development are subject to a variety of factors and risks, which are described in Calyxt’s filings with the Securities and Exchange Commission.

Calyxt will selectively continue to develop the products in the table above to enable development and commercial agreements to be reached, and its baseline go-to-market strategies support modest capital requirements for these products. When commercialized by the licensors, the products are expected to deliver high margin royalty revenue streams.

Calyxt is also pursuing strategic product development opportunities. In these cases, Calyxt’s core strengths of research and product development are aligned with the commercialization and downstream execution capabilities of a potential partner. Calyxt anticipates that these partnerships will reduce its capital requirements for research and development, result in near-term cash inflow, and provide opportunities for additional revenue streams over time, including high margin milestone and royalty or license payments.

“As our R&D team continues to innovate our development pipeline based on Calyxt’s proprietary systems and advanced analytics platforms, the management team remains focused on the identification and development of high value customer- and partner-driven targets to expand the company’s potential commercial footprint,” said Dr. Ribeill.

Financial Results for the Three Months Ended June 30, 2021

•
Revenue was $11.9 million in the second quarter of 2021, an increase of $9.6 million, or 415 percent, from the second quarter of 2020. The increase was driven by the volume and mix of product sold in the quarter, as Calyxt sold seed and 25 percent of the 2020 grain crop in the second quarter of 2021 as compared to the second quarter of 2020, when it was

•
selling soybean oil and meal.  As of June 30, 2021, Calyxt had sold over 75 percent of the 2020 grain crop.
•
Cost of goods sold was $11.5 million in the second quarter of 2021, an increase of $6.2 million, or 117 percent, from the second quarter of 2020. The increase was driven by higher volumes of product sold and higher average prices paid for grain due to increases in commodity market prices for soybeans. These increases were partially offset by the benefits resulting from the move to sell grain compared to selling oil and meal, as well as a $2.9 million year-over-year decrease in net realizable value adjustments to inventory, as the year ago period included costs to write down excess seed inventory and also reflected the margin profile of selling soybean oil and meal compared to selling grain, and $0.5 million of unrealized commodity derivative gains from hedging contracts sold to convert fixed price grain inventory and fixed price forward purchase contracts to floating prices to link them to market, consistent with how it expects to sell the grain.
•
Gross margin was $0.4 million, or 3 percent, in the second quarter of 2021, an increase of $3.4 million or 112% percent from the second quarter of 2020. The improvement was primarily driven by the benefits resulting from the move to sell grain compared to selling oil and meal, as well as a $2.9 million year-over-year decrease in net realizable value adjustments to inventory as the year ago period included costs to write down excess seed inventory and also reflected the margin profile of selling soybean oil and meal compared to selling grain, and $0.5 million of unrealized commodity derivative gains from hedging contracts sold to convert fixed price grain inventory and fixed price forward purchase contracts to floating prices to link them to market, consistent with how it expects to sell the grain.

Adjusted gross margin, a non-GAAP measure, was negative $1.2 million, or negative 10 percent, in the second quarter of 2021, compared to negative $0.8 million, or negative 34 percent, in the second quarter of 2020. The improvement on a percentage basis was driven by benefits resulting from the move to sell grain compared to selling oil and meal.

See below under the heading “Use of Non-GAAP Financial Information” for a discussion of adjusted gross margin and a reconciliation of gross margin, the most comparable GAAP measure, to adjusted gross margin.

•
Total operating expenses were $6.3 million in the second quarter of 2021, a decrease of $1.7 million, or 21 percent, from $8.0 million in the second quarter of 2020. The decrease was driven by lower personnel expenses as a result of cost reductions following the move to sell grain compared to selling oil and meal, as well as other reductions in operating expenses from the second quarter of 2020.
•
Net loss was $4.8 million in the second quarter of 2021, an improvement of $6.1 million, or 56 percent, from the second quarter of 2020. The improvement in net loss was driven by improved gross margins, reduced operating expenses, and the gain upon the extinguishment of Calyxt’s Payroll Protection Program (PPP) loan. Net loss per share was

•
$0.13 in the second quarter of 2021, an improvement of $0.20 per share, or 61 percent, from the second quarter of 2020. The improvement in net loss per share was driven by the change in net loss and the year-over-year increase in the weighted average share count.

Adjusted net loss was $7.8 million in the second quarter of 2021, an improvement of $0.8 million, or 9 percent, from the second quarter of 2020. The improvement in adjusted net loss was driven by the benefits resulting from the move to sell grain compared to selling oil and meal and reductions in operating expenses. Adjusted net loss per share was $0.21 in the second quarter of 2021, an improvement of $0.05 per share, or 19 percent, from the second quarter of 2020. The improvement in adjusted net loss per share was driven by the change in adjusted net loss and the year-over-year increase in the weighted average share count.

See below under the heading “Use of Non-GAAP Financial Information” for a discussion of adjusted net loss and adjusted net loss per share, and reconciliations of net loss and net loss per share, the most comparable GAAP measures, to adjusted net loss and adjusted net loss per share.

•
Adjusted EBITDA loss was $5.8 million in the second quarter of 2021, an improvement of $0.7 million, or 11 percent, from the second quarter of 2020. The improvement was driven by the benefits resulting from the move to sell grain compared to selling oil and meal and reductions in operating expenses.

See below under the heading “Use of Non-GAAP Financial Information” for a discussion of adjusted EBITDA and a reconciliation of net loss, the most comparable GAAP measure, to adjusted EBITDA.

•
Net cash used by operating activities was $1.8 million in the second quarter of 2021, an improvement of $11.6 million from the second quarter of 2020. The improvement was driven primarily by an improvement in working capital investment associated with the change in go-to-market strategy for the soybean product line and a lower net loss in the period driven by a reduction in operating expenses following that change in go-to-market strategy.
•
Cash, cash equivalents, and restricted cash totaled $18.5 million as of June 30, 2021.

CFO Summary

"In the second quarter, we realized an $11.6 million year over year improvement in cash flow from operations as a result of increased product sales, improved gross margins and cash performance in the period, including expense management. We believe our cash, cash equivalents, and restricted cash of $18.5 million will fund our operations into the second half of 2022,” said Bill Koschak, Calyxt’s Chief Financial Officer.

Second Quarter 2021 Results Conference Call

Executive Chair Yves Ribeill, Ph.D., President and Chief Executive Officer Michael A. Carr, and Chief Financial Officer Bill Koschak will host a conference call discussing Calyxt’s results for the second quarter of 2021, followed by a question-and-answer session. The conference call will be accompanied by a presentation, which can be viewed during the webcast or accessed via the investor relations section of Calyxt’s website here.

To access the call, please use the following information:

Date:	Thursday, August 5, 2021
Time:	4:30 p.m. EST, 1:30 p.m. PST
Toll Free dial-in number:	+1 (877) 407-9747
Toll/International dial-in number:	+1 (412) 902-0044
Conference ID:	13721585

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. The conference call will also be broadcast live and available for replay via the investor relations section of the company's website here. A replay of the webcast will be available for 30 days following the event.

A replay of the call will be available for one month following the conference.

Toll Free Replay Number:	+1 (877) 660-6853
International Replay Number:	+1 (201) 612-7415
Replay ID:	13721585

About Calyxt:

Calyxt (NASDAQ: CLXT) is a plant-based biotechnology platform company focused on delivering innovations that revolutionize how the world uses plants. Calyxt uses its advanced plant-based biotechnology platform to generate innovative, high-value, and sustainable materials and products for world-class and industry leading customers and partners. For more information, go to www.calyxt.com.

Calyxt Media Contact:

Patrick Milan, Chief Insights Officer

TUNHEIM

+1 (612) 695-1369

media@calyxt.com

Calyxt Investor Relations Contact:
Heather Savelle, Managing Director

Sherri Spear, Managing Director

Argot Partners

+1 (212) 600-1902

investors@calyxt.com

USE OF NON-GAAP FINANCIAL INFORMATION

To supplement Calyxt’s audited financial results prepared in accordance with GAAP, it has prepared certain non-GAAP measures that include or exclude special items. These non-GAAP measures are not meant to be considered in isolation or as a substitute for financial information presented in accordance with GAAP and should be viewed as supplemental and in addition to financial information presented in accordance with GAAP. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures. In addition, other companies may report similarly titled measures, but calculate them differently, which reduces their usefulness as a comparative measure. Management utilizes these non-GAAP metrics as performance measures in evaluating and making operational decisions regarding Calyxt’s business.

Calyxt presents adjusted gross margin, a non-GAAP measure that reflects adjustments necessary to present the underlying gross margin of our soybean product line, including (i) unrealized gains and losses associated with commodity derivatives entered into to hedge the change in value of fixed price grain inventories and fixed price forward purchase contracts that should be recognized in the future when the underlying inventory is sold, (ii) gains and losses from commodity derivatives realized in prior periods but associated with inventory sold in the current period, (iii) net realizable value adjustments to inventories occurring in the period, which otherwise would have been recognized in the future when the underlying inventory is sold, and (iv) net realizable value adjustments recognized in prior periods but associated with inventory sold in the current period.

Calyxt provides in the table below a reconciliation of gross margin, which is the most directly comparable GAAP financial measure, to adjusted gross margin. It provides adjusted gross margin because it believes that this non-GAAP financial metric provides investors with useful supplemental information at this stage of commercialization as the amounts being adjusted affect the period-to-period comparability of gross margins and financial performance.

The table below presents a reconciliation of gross margin to adjusted gross margin:

	Three Months Ended June 30,		Six Months Ended June 30,
In Thousands	2021	2020	2021	2020
Gross margin (GAAP measure)	$353	$(3,014)	$(1,990)	$(4,521)
Gross margin percentage	3%	(131)%	(12)%	(97)%
Non-GAAP adjustments:
Commodity derivative impact, net	(658)	—	(447)	—
Net realizable value adjustments to inventories	(859)	2,221	(72)	2,555
Adjusted gross margin	$(1,164)	$(793)	$(2,509)	$(1,966)
Adjusted gross margin percentage	(10)%	(34)%	(15)%	(42)%

Calyxt presents adjusted net loss, a non-GAAP measure, and define it as net loss including adjustments necessary to present the underlying gross margin of our soybean product line, including (i) unrealized gains and losses associated with commodity derivatives entered into to hedge the change in value of fixed price grain inventories and fixed price forward purchase contracts that should be recognized in the future when the underlying inventory is sold, (ii) gains and losses from commodity derivatives realized in prior periods but associated with inventory sold in the current period, (iii) net realizable value adjustments to inventories occurring in the period, which otherwise would have been recognized in the future when the underlying inventory is sold, and (iv) net realizable value adjustments recognized in prior periods but associated with inventory sold in the current period; and excluding Section 16 officer transition expenses, the recapture of non-cash stock compensation primarily associated with the departure of Section 16 officers, the gain upon the extinguishment of Calyxt’s PPP loan, and non-operating expenses, which are primarily gains and losses on foreign exchange transactions and losses on the disposals of land, buildings, and equipment.

Calyxt provides in the table below a reconciliation of net loss, which is the most directly comparable GAAP financial measure, to adjusted net loss. It provides adjusted net loss because it believes that this non-GAAP financial metric provides investors with useful supplemental information at this stage of commercialization as the amounts being adjusted affect the period-to-period comparability of net losses and financial performance.

The table below presents a reconciliation of net loss to adjusted net loss:

	Three Months Ended June 30,		Six Months Ended June 30,
In Thousands	2021	2020	2021	2020
Net loss (GAAP measure)	$(4,807)	$(10,902)	$(14,835)	$(21,965)
Non-GAAP adjustments:
Commodity derivative impact, net	(658)	—	(447)	—
Net realizable value adjustments to inventories	(859)	2,221	(72)	2,555
Section 16 officer transition expenses	13	77	2,734	437
Recapture of non-cash stock compensation	—	—	(2,540)	(471)
Gain upon extinguishment of Payroll Protection Program loan	(1,528)	—	(1,528)	—
Non-operating expenses	(6)	8	(5)	19
Adjusted net loss	$(7,845)	$(8,596)	$(16,693)	$(19,425)

Calyxt presents adjusted net loss per share, a non-GAAP measure, and define it as net loss per share including adjustments necessary to present the underlying gross margin of our soybean product line, including (i) unrealized gains and losses associated with commodity derivatives entered into to hedge the change in value of fixed price grain inventories and fixed price forward purchase contracts that should be recognized in the future when the underlying inventory is sold, (ii) gains and losses from commodity derivatives realized in prior periods but associated with inventory sold in the current period, (iii) net realizable value adjustments to inventories occurring in the period, which otherwise would have been recognized in the future when the underlying inventory is sold, and (iv) net realizable value adjustments recognized in prior periods but associated with inventory sold in the current period; and excluding Section 16 officer transition expenses, the recapture of  non-cash stock compensation primarily associated with the departure of Section 16 officers, the gain upon the extinguishment of Calyxt’s PPP loan, and non-operating expenses, which are primarily gains and losses on foreign exchange transactions and losses on the disposals of land, buildings, and equipment.

Calyxt provides in the table below a reconciliation of net loss per share, which is the most directly comparable GAAP financial measure, to adjusted net loss per share. It provides adjusted net loss per share because it believes that this non-GAAP financial metric provides investors with useful supplemental information at this stage of commercialization as the amounts being adjusted affect the period-to-period comparability of net losses per share and financial performance.

The table below presents a reconciliation of net loss per share to adjusted net loss per share:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net loss per share (GAAP measure)	$(0.13)	$(0.33)	$(0.40)	$(0.67)
Non-GAAP adjustments:
Commodity derivative impact, net	(0.02)	—	(0.01)	—
Net realizable value adjustments to inventories	(0.02)	0.07	—	0.08
Section 16 officer transition expenses	—	—	0.07	0.01
Recapture of non-cash stock compensation	—	—	(0.07)	(0.01)
Gain upon extinguishment of Payroll Protection Program loan	(0.04)	—	(0.04)	—
Non-operating expenses	—	—	—	—
Adjusted net loss per share	$(0.21)	$(0.26)	$(0.45)	$(0.59)

Calyxt presents adjusted EBITDA, a non-GAAP measure, and define it as net loss excluding interest, net, depreciation and amortization expenses, non-cash stock-based compensation expenses including the recapture of non-cash stock compensation primarily associated with the departure of Section 16 officers, Section 16 officer transition expenses, the gain upon the extinguishment of Calyxt’s PPP loan, and non-operating expenses, which are primarily gains and losses on foreign exchange transactions and losses on the disposals of land, buildings, and equipment, and including adjustments necessary to present the underlying gross margin of our soybean product line, including (i) unrealized gains and losses associated with commodity derivatives entered into to hedge the change in value of fixed price grain inventories and fixed price forward purchase contracts that should be recognized in the future when the underlying inventory is sold, (ii) gains and losses from commodity derivatives realized in prior periods but associated with inventory sold in the current period, (iii) net realizable value adjustments to inventories occurring in the period, which otherwise would have been recognized in the future when the underlying inventory is sold, and (iv) net realizable value adjustments recognized in prior periods but associated with inventory sold in the current period. .

Calyxt provides in the table below a reconciliation of net loss, which is the most directly comparable GAAP financial measure, to adjusted EBITDA. Because adjusted EBITDA excludes non-cash items and discrete or infrequently occurring items, it believes that adjusted EBITDA provides investors with useful supplemental information about the operational performance of Calyxt’s business and facilitates the period-to-period comparability of financial results where certain items may vary significantly independent of business performance.

The table below presents a reconciliation of net loss to adjusted EBITDA:

	Three Months Ended June 30,		Six Months Ended June 30,
In Thousands	2021	2020	2021	2020
Net loss (GAAP measure)	$(4,807)	$(10,902)	$(14,835)	$(21,965)
Non-GAAP adjustments:
Interest, net	357	(154)	703	244
Depreciation and amortization expenses	595	452	1,180	904
Stock-based compensation expenses	1,079	1,797	(371)	3,068
Commodity derivative impact, net	(658)	—	(447)	—
Net realizable value adjustments to inventories	(859)	2,221	(72)	2,555
Section 16 officer transition expenses	13	77	2,734	437
Gain upon extinguishment of Payroll Protection Program loan	(1,528)	—	(1,528)	—
Non-operating expenses	(6)	8	(5)	19
Adjusted EBITDA	$(5,814)	$(6,501)	$(12,641)	$(14,738)

Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. In some cases, you can identify these statements by forward-looking words such as “anticipates,” “believes,” “continue,” “estimates,” “expects,” “targets,” “intends,” “may,” “might,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” or the negative of these terms and other similar terminology. Forward-looking statements in this press release include statements about the potential impact of the COVID-19 pandemic on our business and operating results; our future financial performance; product pipeline and development; our business model and principal strategy for commercialization and sales of commercial products; regulatory progression; potential collaborations, partnerships and licensing arrangements and their contribution to our financial results, cash usage, and growth strategies; and anticipated trends in our business. These and other forward-looking statements are predictions and projections about future events and trends based on our current expectations, objectives and intentions and premised on current assumptions. Our actual results, level of activity, performance, or achievements could be materially different than those expressed, implied, or anticipated by forward-looking statements due to a variety of factors, including, but not limited to: the severity and duration of the evolving COVID-19 pandemic and the resulting impact on macro-economic conditions; the impact of increased competition; disruptions at our key facilities; changes in customer preferences and market acceptance of our products; competition for collaboration partners and licensees and the successful execution of collaborations and licensing agreements; the impact of adverse events during development, including unsuccessful field trials or development trials or disruptions in seed production; the impact of improper handling of our product candidates by unaffiliated third parties during development, such as the improper aerial spraying of our high fiber wheat product candidate; failures by third-party contractors; inaccurate demand forecasting or milestone and royalty payment projections; the effectiveness of commercialization efforts by commercial partners or licensees; our ability to make grain sales on terms acceptable to us; the timing of our grain sales; our ability to collect accounts receivable; disruptions to supply chains, including transportation and storage functions; commodity price conditions; the impact of changes or increases in oversight and regulation; disputes or challenges regarding intellectual property; proliferation and continuous evolution of new technologies; management changes; dislocations in the capital markets; and other important factors discussed in Part I, Item 1A, “Risk Factors” of our Annual Report on Form 10-K and subsequent filings on Form 10-Q or Form 8-K with the U.S. Securities and Exchange Commission. Any forward-looking statements made by us are based only on information currently available to us when, and speak only as of the date, such statement is made. Except as otherwise required by securities and other applicable laws we do not assume any obligation to publicly provide revisions or updates to any forward-looking statements, whether as a result of new information, future developments or otherwise, should circumstances change.

CALYXT, INC.

CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Par Value and Share Amounts)

	June 30, 2021 (unaudited)	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$17,489	$17,299
Short-term investments	—	11,698
Restricted cash	393	393
Accounts receivable	3,994	4,887
Inventory	2,468	1,383
Prepaid expenses and other current assets	629	3,930
Total current assets	24,973	39,590
Non-current restricted cash	598	597
Land, buildings, and equipment	21,998	22,860
Other non-current assets	207	280
Total assets	$47,776	$63,327
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$2,183	$929
Accrued expenses	2,326	2,891
Accrued compensation	2,093	1,950
Due to related parties	128	766
Current portion of financing lease obligations	380	364
Other current liabilities	46	45
Total current liabilities	7,156	6,945
Financing lease obligations	17,682	17,876
Long-term debt	—	1,518
Other non-current liabilities	1,042	113
Total liabilities	25,880	26,452
Stockholders’ equity:
Common stock, $0.0001 par value; 275,000,000 shares authorized; 37,305,625 shares issued and 37,205,473 shares outstanding as of June 30, 2021, and 37,165,196 shares issued and 37,065,044 shares outstanding as of December 31, 2020	4	4
Additional paid-in capital	204,663	204,807
Common stock in treasury, at cost; 100,152 shares as of June 30, 2021, and December 31, 2020	(1,043)	(1,043)
Accumulated deficit	(181,728)	(166,893)
Total stockholders’ equity	21,896	36,875
Total liabilities and stockholders’ equity	$47,776	$63,327

CALYXT, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited and in Thousands Except Shares and Per Share Amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenue	$11,880	$2,307	$16,282	$4,684
Cost of goods sold	11,527	5,321	18,272	9,205
Gross margin	353	(3,014)	(1,990)	(4,521)
Operating expenses:
Research and development	2,844	2,825	5,894	5,612
Selling, general, and administrative	3,478	5,167	7,736	11,465
Management fees	15	42	45	104
Total operating expenses	6,337	8,034	13,675	17,181
Loss from operations	(5,984)	(11,048)	(15,665)	(21,702)
Gain upon extinguishment of Payroll Protection Program loan	1,528	—	1,528	—
Interest, net	(357)	154	(703)	(244)
Non-operating expenses	6	(8)	5	(19)
Loss before income taxes	(4,807)	(10,902)	(14,835)	(21,965)
Income taxes	—	—	—	—
Net loss	$(4,807)	$(10,902)	$(14,835)	$(21,965)
Basic and diluted net loss per share	$(0.13)	$(0.33)	$(0.40)	$(0.67)
Weighted average shares outstanding - basic and diluted	37,199,349	33,039,338	37,168,018	33,013,739

CALYXT, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited and in Thousands)

	Six Months Ended June 30,
	2021	2020
Operating activities
Net loss	$(14,835)	$(21,965)
Adjustments to reconcile net loss to net cash used by operating activities:
Gain upon extinguishment of Payroll Protection Program loan	(1,528)	—
Depreciation and amortization	1,180	904
Stock-based compensation	(371)	3,068
Changes in operating assets and liabilities:
Accounts receivable	893	(1,289)
Due to/from related parties	(638)	(598)
Inventory	(1,085)	(2,688)
Prepaid expenses and other current assets	3,301	(1,118)
Accounts payable	1,254	(505)
Accrued expenses	(555)	(546)
Accrued compensation	143	(888)
Other	992	(26)
Net cash used by operating activities	(11,249)	(25,651)
Investing activities
Sales and (purchases) of short-term investments, net	11,698	(29,942)
Purchases of land, buildings, and equipment	(307)	(525)
Net cash provided by (used by) investing activities	11,391	(30,467)
Financing activities
Proceeds from Payroll Protection Program loan	—	1,518
Repayments of financing lease obligations	(178)	(130)
Proceeds from the exercise of stock options	227	—
Net cash provided by financing activities	49	1,388
Net increase (decrease) in cash, cash equivalents, and restricted cash	191	(54,730)
Cash, cash equivalents, and restricted cash - beginning of period	18,289	60,038
Cash, cash equivalents, and restricted cash – end of period	$18,480	$5,308